Exhibit 99.1

Terran Orbital Corporation

Public Virtual Town Hall Meeting Script

Thursday, October 26, 2023; 3:00pm ET

Speaker	Script
Marc Bell	Good afternoon and thank you for joining us today on our call.

During the call, we may make certain forward-looking statements. These statements are based on our current expectations and assumptions and, as a result, are subject to risk and uncertainties. Many factors could cause actual events to differ materially from forward-looking statements made on this call. For more information about these risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission, each of which can be found on our website, www.terranorbital.com. Readers are cautioned not to put any undue reliance on forward-looking statements, and the company specifically disclaims any obligation to update the forward-looking statements that may be discussed during this call. Consequently, I also want to note that we have discussed this call with the New York Stock Exchange, who have agreed with our view to halt trading during the call to give shareholders and other investors an opportunity to digest the information we intend to share. We believe that you will find the content of this discussion overall to be positive, but we wanted people to digest it. This call will be limited to one hour. We will do our best to get everyone's questions answered. There is a poll after the call. Please fill it out. If people like the format, we will be happy to do it again.

Now, on to business. We appreciate and value all our shareholders and actively monitor shareholder sentiment. One sentiment that we have heard loud and clear is the need to increase engagement with you, as well as other stakeholders who may be on this call today, which is open for all to attend. To that end, this town hall meeting is intended to be a forum for you to directly communicate to management your questions, comments, and concerns. As shareholders ourselves, the management team and I share in everyone’s disappointment with the performance of our stock. We hope we can address many of your questions and concerns this afternoon and demonstrate to you why we remain confident in both Terran Orbital’s near and long-term prospects.

As a reminder, we are scheduled to report our third quarter results on Tuesday, November 14. As a result, I will not comment on the results for the third quarter, which just ended.

Several comments and statistics I will talk about today will not be included in any earnings call going forward. This is a special event that we plan to repeat periodically in order to improve communications with investors. I want this to be more interactive. As I know, there are MANY people who want to ask questions, everyone, please submit your questions using the Q&A button below. Depending on the volume of questions, and I know there are a lot, some I will answer live, some my management team will answer via the Q&A tool. Once they are answered, they will appear in the chat for everyone to see both the question and the answer. Please don’t hold back. I want honest, hard questions. Please keep all comments and questions professional. Inappropriate comments or questions will unfortunately be disregarded.

First, let’s start by talking about the new wins this week and opportunities ahead of us.

One of the criticisms we had over the past few years was customer concentration. As we grew, Lockheed Martin made up a vast majority of our revenues, and we are very grateful for their support. They have been a tremendous partner, and we wouldn’t have gotten where we are today without them. Then we went out and won Rivada, and yet again, people criticized us for customer concentration. We have heard you and have made some changes intended to address this point.

We have increased the size of our business development and capture team and shortly, you will start seeing amazing results broadening our customer base and market base both domestically and globally. This week was a great week for awards. We announced over $160 million in new awards across 3 separate programs and two continents. We currently have over 120 satellites, not including the 300 for Rivada, under construction or recently launched.

We are currently working approximately 80 opportunities for more than 2,800 satellite buses for approximately 40 different customers valued over at $2.7 billion, and that is just to start. Additionally, we are also working on opportunities for our new Components & Module sales segment with multiple customers for having a potential value of approximately $1.6 billion.

We are positioning ourselves as a merchant bus supplier to all defense primes, commercial and civil customers, and multiple different pockets of the US military. And we are NOT just a subcontractor. Of submitted bids for US Government work, we are bidding as Prime contractor on more than 40% of our outstanding bids by count of satellite buses. And this doesn’t include any new opportunities that might occur after today.

Our product is in high demand. During our congressional hearing about a couple months ago, Congressman Michael Waltz let the cat out of the bag and said that the

FCC alone has applications for over 60,000 satellite licenses for U.S. companies, and that doesn’t include the other 100+ countries in the ITU.

Next, lets talk about some good news and talk about cash. I’d like to start with our cash balances. At of the close of business today we expect to have over $70 million of cash on hand. This far exceeds our June 30thclosing cash number of $48.5 million. Our cash position is strong following our successful equity offering last month and initial contract payments from customers. Given our expectation to reach EBITDA and cashflow breakeven in 2024, this level of cash is expected to be sufficient to cover our capital investments and operating use until we achieve the expected breakeven, barring any unforeseen events. So this is great news. We're very excited to tell you this. I know it's been on everybody's mind and happy to get that out.

So let's talk about Rivada. Everybody wants to talk about Rivada. As most of you know, Rivada ran a competitive process to build a next-generation communication satellite constellation and they selected Terran Orbital to build a constellation and SpaceX to be its launch partner. Late in the first quarter of this year, Terran was awarded a $2.4 billion contract, for a 300-satellite order to be the “Prime” contractor for the satellite build. This was and continues to be a testament to our capabilities, as we beat out several large defense primes on this program. Our investment, work, and success coming into 2023 positioned us to be chosen and, after SDA programs, represented our second mega-constellation award. Obviously, Rivada has been a subject of immense interest to you ever since.

Since announcing the award, and understandably, we have seen all your inquiries, seen your posts online, and DMs seeking more information about Rivada and our ongoing work under the contract. But Rivada is a private company competing in the marketplace for capital and customers, they have elected to maintain a private profile, which is their right. They have no duty to disclose their funding sources and amount of capital raised. That said, Declan Ganley, Rivada CEO, has been fully transparent with us from Day 1 regarding their funding sources and the status of future financing and has kept us engaged almost daily, and I applaud him for that. Over the last couple of months, he provided a great deal of information regarding his ongoing and anticipated funding sources so that we could make strategic decisions best for both companies.

Their money so far has largely been affiliated with a large sovereign that has not yet publicly announced their support of the project. To date, Rivada has paid us over $5 million to launch their program. Through August, they have paid us in full on all amounts owed. Importantly, the contract and payments were structured—as they typically are—to ensure that Terran Orbital is paid in advance of work being performed. This is very important. We try to always get paid in advance. Although the timing of milestone payments has been delayed, we have been told by Rivada that we should still expect to receive approximately $180 million of payments under the contract over the remainder of this year and that a large portion of this should be expected in the near term. Our conversations with Rivada have been positive, but there can be no assurance that these amounts, and ongoing amounts thereafter, will be paid in full in, turn, with the desired schedule.

In the meantime, we have scaled our ongoing efforts on the project to reflect the timing of Rivada’s payments to the Company. We do, however, anticipate that our level of work will accelerate once these more significant payments are received. We remain engaged with Rivada on a near-daily basis and are very supportive of their business plan and mission. We understand that Rivada expects that these timing issues will not have a material adverse effect on their ability to meet their regulatory milestones.

Due in part to delays on this program and other key program awards, we expect to revise revenue guidance to be lower than the $250 million established earlier in the year, but we still anticipate that it will still reflect a material increase over last year’s revenues. We plan to announce our revised revenue guidance on the upcoming earnings call in a few weeks.

Given the size of the program, Rivada has been a constant question from investors, customers, and others. As a result, I think the other amazing and exciting things we have been doing have been ignored or pushed to the background. I hope that we can now shift to focus on the other aspects of the Company’s core revenue-generating business.

Today, we have a special guest visitor joining us. Last minute addition. I would like to introduce one of our board members, Stratton Sclavos. We are fortunate to have Stratton serve as our lead independent director. He is an entrepreneur, former Chief Executive Officer, and successful venture investor. He served as the founding chairman and CEO of VeriSign Inc from 1995 until 2007, which he grew to over 5,000 employees, $1.7 billion in annual revenues and a market value of over $25 billion. Stratton also has served on the board of directors of several public companies including Intuit, Juniper Networks, and Salesforce.com. In addition, he was a senior advisor to the Director of National Intelligence and sat on the President of the United States' National Security Telecommunications Advisory Committee.

As you are well aware, the Company’s Board of Director’s received a letter from an investor group led by Sophis Investments recommending certain governance and other changes at Terran Orbital. I cannot comment too much on the letter, as it is a matter for the Board to consider and determine what is best for the company and its shareholders. However, I would like to say that management has worked very hard over the past year informing the Board on a wide variety of strategic options that might be advantageous for the company to pursue as it looks to finance its operations, win business, and execute on its overall strategy. Obviously, these efforts cannot be publicized except when the company completes a deal – as we have with the two capital raise transactions this year and our very positive Lockheed Martin investment last year. I think it is important to also note that the Board and management have been receiving expert advisory services in this area. This Company has a longstanding relationship with the investment banking firm Jefferies and its aerospace and defense team. Jefferies is the leading investment bank for space companies, with significant experience in commercial and national security space, having completed a variety of capital markets and other transactions across the space value chain from component providers to satellite bus and payload manufacturers to launch providers. Jefferies was involved in our going public transaction and subsequent capital raises last year and continues to be a valued advisor engaged by the Company.

With that, I’d like to turn it over to Stratton.

Stratton Sclavos

Thank you, Marc, and hello everyone. I am happy to be here today representing the independent Directors of Terran Orbital. Now the independent directors consist of 6 individuals with decades of combined Public company board experience and professional experience themselves within military, within financial management and technology. The board routinely reviews and deliberates on management’s plans and strategic proposals. Including business development, manufacturing expansion and capital requirements and funding sources. And while, as Marc said, the Space SPAC market has created headwinds for the company’s stock performance, the independent Board members unequivocally support Marc and the entire Terran Management team. Personally, I’m still quite amazed that Marc and the team have been able to take a business that began in a college lab building 1U CubeSats into a professionally managed and run public company that builds small satellite constellations for the US government and other customers. Under Marc’s leadership as chairman and CEO the Terran Orbital team has grown to over 650 employees, and the company has raised over a half billion dollars of capital which has been deployed efficiently and effectively to support growth. Since taking over as CEO in March 2021, Marc has also increased LTM (last twelve months) revenue by 4x.

The board and the management team a have significant economic interest in the company and a strong incentive to support the recovery of our stock price. In fact, we collectively own about 18% of the company’s currently outstanding shares, or about 33 million shares. Additionally, the management team holds another 10 million shares worth of restricted stock units with either time-vesting or share price performance conditions.

In summary, I believe the Board and Management team’s interests are closely aligned with those of our shareholders. The company’s strategy is sound and delivering, management is focused on strategic execution and increasing shareholder value. The independent directors believe that under Marc’s continued leadership Terran Orbital will soon achieve escape velocity in this rapidly growing market for small satellites and busses. Thanks, Marc.

Marc Bell

Thank you, Stratton – I and the management team appreciate the Board’s support. I want to provide time for questions but wanted to showcase some of the newer initiatives our team has successfully launched and then we’ll get into the Q&A.

With respect to our ultimate goal of profitability, we are hyper-focused on getting to EBITDA positive. You will see the progress on the earnings call as we are slowly improving our Gross Margins. As part of its annual review, we expect that the Compensation Committee of the Board will be evaluating how to best integrate profitability and cash into executive incentive objectives. Our strategy of pursuing further vertical integration is gaining momentum – we now have 74 modules produced internally – up over 60% two years ago. We have brought in house PCBA, wire harnessing, torque rods, T-VAC, shaker table, shock testing and many other things. Vertical integration enhances both our production system’s security of supply as well as our margins. I'm a big believer that if you control your supply chain, you control your destiny. And we are very much getting a grip on our supply chain.

I would like to take moment to discuss our new bus platforms. Over a decade ago, Terran Orbital pioneered the creation of CubeSat standards, and today, we are establishing new benchmarks for satellite technology for the coming decade. These standards are built upon Terran Orbital's manufacturing capabilities, featuring components and modules that can be readily swapped out to accommodate different bus sizes and configurations. We've introduced seven new bus sizes and classes. Our full product line of seven classes you can find on our website at www.terranorbital.com.

Finally, I would like to highlight our responsive space initiative. Under this initiative, we are committed to providing our customers with satellite buses within just 30 days and complete satellite systems with integrated payloads within 60 days. Our seven new satellite buses will be participating in this program. Our advanced production capabilities through the implementation of automation and robotics are a game changer for the industry. We are standardizing common components which can be stocked and interchangeable depending on the bus configuration.

There are currently more than 30 conflict zones around the world, and the demand for Intelligence, Surveillance, and Reconnaissance (ISR) capabilities to monitor these zones is increasing much faster than satellite manufacturers can currently meet. Our goal is to address this demand and improve the availability of ISR capabilities in critical regions around the world.

Lastly I want to thank the amazing people at Terran Orbital who work tirelessly to design and build the amazing satellites we have today. Without all these people we truly wouldn't be here today, so I wanted to send a personal shout-out and thank you to all our great Terrans.

This concludes our prepared remarks, and I’d now like to open the call to questions. Outside of questions pertaining specifically to the third quarter or our outlook for the year, we will try to answer everything - so please don’t hold back. Use the Q&A button. We have some questions that people emailed in. I'm probably going to start with some of those first and then move on and mix it up from people that are asking online. So please give us 30 seconds here while we pull up the online questions.